CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Franklin Value Investors Trust of our report dated December 18, 2017, relating to the financial statements and financial highlights, which appears in Franklin Balance Sheet Investment Fund, Franklin MicroCap Value Fund, and Franklin Small Cap Fund’s Annual Report on Form N-CSR for the year ended October 31, 2017.  We also consent to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

February 22, 2018